Free Writing Prospectus

Dated April 24, 2025

Filed Pursuant to Rule 433(d)

Registration No. 333-283219

Registration No. 333-283219-03

* Full Px Details * $1.40 billion CarMax (CARMX 2025-2) Prime Auto Loan

Joint Bookrunners: Barclays (str), BofA, Mizuho and Truist

Co-Managers: AmeriVet, Cabrera, CIBC, MUFG, Scotia

- Anticipated Capital Structure –

CLS	AMT($MM)*	WAL	S/F	P-WIN	E-FIN	L-FIN	BENCH	SPRD	YLD(%)	CPN(%)	PX(%)
A-1	283.200	0.26	A-1+/F1+	1-7	11/25	05/26	I-CRV	+16	4.468	4.468	100.00000
A-2a	350.000	1.17	AAA/AAA	7-23	03/27	07/28	I-CRV	+69	4.636	4.59	99.99809
A-2b	161.510	1.17	AAA/AAA	7-23	03/27	07/28	SOFR30A	+69			100.00000
A3	452.100	2.70	AAA/AAA	23-45	01/29	03/30	I-CRV	+72	4.528	4.48	99.98533
A4	89.000	3.84	AAA/AAA	45-47	03/29	11/30	I-CRV	+83	4.696	4.65	99.99771
B	28.920	3.87	AA/AA	47-47	03/29	11/30	I-CRV	+115	5.018	4.96	99.97796
C	21.160	3.87	A+/A	47-47	03/29	01/31	I-CRV	+135	5.218	5.16	99.99265
D	14.110	3.87	A-/BBB	47-47	03/29	10/31	I-CRV	+195	5.818	5.74	99.97013

- Transaction Details -

Offered Amount : $1,400,000,000

Registration : SEC-Registered

ERISA Eligible : Yes

Risk Retention : US-Yes, EU-No

Expected Ratings : S&P/Fitch

Expected Settlement : 05/02/25

First Payment Date : 05/15/25

Pricing Speed : 1.3% ABS to 10% Clean-Up Call

Min Denoms : $5k x $1k

Bloomberg Ticker : CARMX 2025-2

Bill & Deliver : Barclays

TOE: 1:40PM ET

- Available Materials -

Preliminary Prospectus, Free Writing Prospectus, Intex CDI (attached)

Intexnet Dealname : bcgcarx2502_preprice; password XBBK

Deal Roadshow : www.dealroadshow.com; password CARMX252

Direct Link : https://dealroadshow.com/e/CARMX252

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for this offering. Before you invest, you should read the prospectus for this offering in that registration statement, and other documents that the issuer has filed with the SEC, for more complete information about the issuer and this offering. You may get these documents for free by searching the SEC online database (EDGAR) at www.sec.gov. Alternatively, you may obtain a copy of the prospectus from Barclays Capital Inc. by calling 1-888-603-5847.